================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               ELUXURY HOUSE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           FLORIDA                    __________             ###-##-####
(STATE OR OTHER JURISDICTION         (COMMISSION            (IRS EMPLOYER
     OF INCORPORATION)               FILE NUMBER)        IDENTIFICATION NO.)


                           2924 DAVIE ROAD, SUITE 200
                              DAVIE, FLORIDA 33314


                                 (954) 321-0176
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


                                 HOWARD N. KAHN
                                    PRESIDENT
                               ELUXURY HOUSE, INC.
                           2924 DAVIE ROAD, SUITE 200
                              DAVIE, FLORIDA 33314
                                 (954) 321-0176
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 WITH A COPY TO:
                               JAY VALINSKY, ESQ.
                              KAIN & VALINSKY, P.A.
                      750 SOUTHEAST THIRD AVENUE, SUITE 100
                         FORT LAUDERDALE, FLORIDA 33316
                                 (954) 768-0768

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462 (B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION NUMBER OF THE EARLIER EFFECTIVE
REGISTRATION STATEMENT FOR THE SAME OFFERING.                                [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462 (C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT OF
THE SAME OFFERING.                                                           [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462 (D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT OF
THE SAME OFFERING.                                                           [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK
THE FOLLOWING BOX.                                                           [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
TITLE OF EACH CLASS         AMOUNT TO BE            PROPOSED MAXIMUM           PROPOSED MAXIMUM       AMOUNT OF
  OF SECURITIES              REGISTERED            OFFERING PRICE PER         AGGREGATE OFFERING     REGISTRATION
 TO BE REGISTERED                                       SHARE (1)                  PRICE (2)           FEE (3)
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK BY SELLING
SECURITY HOLDERS            1,010,000                    $.10                     $101,000               $10.80
====================================================================================================================

------------
(1) THE OFFERING PRICE HAS BEEN ARBITRARILY DETERMINED AND BEARS NO RELATIONSHIP TO ASSETS, EARNINGS, OR ANY OTHER VALUATION CRITERIA. NO ASSURANCES CAN BE GIVEN THAT THE SHARES OFFERED HEREBY WILL HAVE A MARKET VALUE OR THAT THEY MAY BE SOLD AT THIS, OR ANY PRICE.
(2) ELUXURYHOUSE, INC. WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF COMMON STOCK BY THE SELLING SECURITY HOLDERS.
(3) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE BASED ON RULE 457 (O) OF THE SECURITIES ACT OF 1933, AS AMENDED. ALL OF THE SECURITIES ARE BEING OFFERED BY EXISTING SECURITY HOLDERS. IF THE SECURITY HOLDERS OFFER ANY SECURITIES TO THE GENERAL PUBLIC, THE REGISTRATION FEE IS TO BE CALCULATED UPON THE BASIS OF THE PROPOSED OFFERING PRICE TO THE GENERAL PUBLIC.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SEC. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

================================================================================

                  SUBJECT TO COMPLETION, DATED _________, 2007

PROSPECTUS

                               ELUXURYHOUSE, INC.

     1,010,000 Shares of Common Stock Being Sold by Selling Security Holders


         Prior to this offering, there has been no public trading market for the common stock of eLuxuryHouse, Inc., a Florida corporation (referred to herein as "we" "our" or the "Company"). Our common stock is not presently traded on any market or securities exchange. We are registering 1,010,000 shares of our common stock on behalf of certain existing shareholders, as named under "Selling Security Holders" within the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their respective shares at prevailing market prices, if any, or privately negotiated prices before or after the shares may be quoted on the Over-The-Counter Bulletin Board ("OTCBB"), or an exchange.

         We will not receive any proceeds from the sale of any of the shares held by the selling security holders.

         The purchase of our securities involves a high degree of risk. You are urged to carefully read the "Risk Factors" section beginning on page 5 of this prospectus which describes specific risks and certain other information associated with an investment in the Company that you should consider before you make your investment decision.

         Neither the U.S. Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         In connection with any sales, any brokers or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended ("Securities Act").

                 The date of this prospectus is ________, 2007.



The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS BEGINNING AT PAGE 5. PLEASE READ THIS PROSPECTUS CAREFULLY.

                                TABLE OF CONTENTS


                                                                        Page No.
                                                                        --------
Preliminary Notes                                                          1
Forward-Looking Statements                                                 1
Prospectus Summary                                                         2
Risk Factors                                                               5
Use of Proceeds                                                           10
Determination of the Offering Price                                       10
Selling Security Holders                                                  10
Plan of Distribution; Terms of the Offering                               13
Business                                                                  14
Plan of Operations                                                        18
Management                                                                19
Executive Compensation                                                    21
Principal Shareholders                                                    22
Certain Relationships and Related Transactions                            23
Description of Securities                                                 24
Legal Matters                                                             26
Experts                                                                   26
Financial Statements                                                      27
Changes In and Disagreements With Accountants on Accounting and
Financial Disclosure                                                      27

                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until _______, 2007 (90 days after the effective date of this prospectus), all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                PRELIMINARY NOTES

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

     Unless otherwise indicated, we refer to eLUXURYHOUSE, INC. as ""we" "our" or the "Company."

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including, the documents incorporated by reference into this prospectus, contains forward-looking statements with the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations, and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believes, "intends," "anticipates" and "plans" and similar expressions are intended to identify forward-looking statements. Our ability to predict projected results or the effect of events on our operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. Factors that could affect our assumptions and predictions include, but are not limited to, the following: (i) we have a limited operating history during which we have generated minimal revenue and losses to date; (ii) our auditor has included a going concern emphasis paragraph in its opinion letter; (iii) we may have a need for additional capital to accelerate or expand our operations which may not be available; (iv) we are dependent on our management and need additional sales and marketing personnel if we expand our operations; and (v) we face substantial competition from both e-commerce and "brick and mortar" retailers. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

                               PROSPECTUS SUMMARY

         This summary provides an overview of selected information contained in this prospectus. It does not contain all of the information that you should consider before making a decision to purchase the shares offered by the selling security holders. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements.

SUMMARY INFORMATION ABOUT e-LUXURYHOUSE, INC.

         e-LUXURYHOUSE, INC. (referred to herein as "we" "our" or the "Company"), incorporated on July 21, 2005 as a Florida corporation, is an internet-based retailer of authentic designer merchandise, including handbags, wallets, belts, watches, jewelry, and other personal accessories, offered at discount prices. Our web site is www. imageofstyle.com.

         Our business address is 2924 Davie Road, Suite 200, Davie, Florida 33314, and our telephone and telecopier numbers are (954) 321-0176 and (954) 321-0177, respectively. Our registered agent is our President, Howard N. Kahn, located at the same address. Our fiscal year end is June 30, 2006.

         In February and March 2006, we raised $100,000 through the sale of 1,000,000 shares of our common stock ($.10 per share) on a private placement basis to certain accredited investors, as such term is defined under the Securities Act. As of September 30, 2006, there was $28,950 in our corporate bank account. We have minimal accounts payable and liabilities as of September 30, 2006. We estimate that the costs associated with this offering will be approximately $2,500. For the period from July 21, 2005 (inception) to our fiscal year ended June 30, 2006 (audited) and the three months ended September 30, 2006 (unaudited), we realized revenues from operations of $10,566 and $1,132, respectively, and a net loss of $(27,207) and $(15,145), respectively.

DESCRIPTION OF PROPERTY

We do not own any property; our President, Howard N. Kahn, provides for the Company's use of his office for our executive office facilities. Our business address is 2924 Davie Road, Suite 200, Davie, Florida 33314.

OFFERING BY THE SELLING SECURITY HOLDERS

The selling security holders desire to sell the shares of common stock. The percentage of total outstanding shares of common stock being offered by the selling security holders is approximately 3.37%. The selling security holders may sell some or all of their respective shares at prevailing market prices, if any, or privately negotiated prices before or after the shares may be quoted on the OTCBB, or an exchange. We will not receive any proceeds from the sale of the common stock by the selling security holders. Currently, the Company has 53 shareholders of common stock and 49 of the existing shareholders endeavor to sell their shares of common stock in accordance with the terms of this prospectus.

SUMMARY INFORMATION REGARDING THE OFFERING

         Securities being offered by the selling security holders: Up to 1,010,000 shares of common stock.

         Offering price per share by selling security holders: At prevailing market prices, if any, or privately negotiated prices before or after the shares may be quoted on the OTCBB, or an exchange.

Number of shares outstanding before the offering of shares of common stock:
30,010,000 shares of common stock, of which 1,010,000 shares may be sold by the selling security holders.

Number of shares outstanding after the offering: 30,010,000 shares of common stock.

Minimum number of shares to be sold in this offering:  None

Use of proceeds                         We will not receive any proceeds from
                                        the sale of the shares of common stock
                                        by the selling security holders. The
                                        expenses of this offering, including the preparation of this prospectus, and the filing of the registration statement of which this prospectus is a part, estimated at $2,500, are being paid for by the Company.

Market for our common stock:            There is currently no public market for
                                        our common stock.

                                        We may not be able to meet the
                                        requirements for a public listing or
                                        quotation of our common stock on the
                                        OTCBB or an exchange. Even if our common stock is quoted or listed, a market for our shares of common stock may not develop or be sustained if developed. If a market develops, the price of the shares in the market may not be greater than or equal to the price per share that investors in this offering may pay, and may be lower.

Terms of the offering:                  The selling security holders will
                                        determine when and how they will sell
                                        the common stock offered in this
                                        prospectus.

Termination of the offering:            The offering will conclude when all
                                        1,010,000 shares of common stock
                                        registered in this offering have been
                                        sold, or when we decide to terminate the registration of these shares.

SUMMARY OF OUR FINANCIAL INFORMATION:

Balance Sheet:      As of June 30, 2006     As of September 30, 2006 (unaudited)

Total Assets              $ 82,583                        $57,938

Total Liabilities         $  9,500                        $     0

Stockholders' Equity      $ 73,083                        $57,938


Operating Data:

   For the period July 21, 2005         For the three months ended September 30,
   (inception) to June 30, 2006         2006 (unaudited) and for the period from
                                        July 21, 2005 (inception) to
                                        September 30, 2005 (unaudited)

                                              2006                 2005
                                            --------             -------
Revenue                   $ 10,566          $  1,132             $ 2,067

Net Loss                  $(27,207)         $(15,145)            $(4,510)

Net Loss per share        $     --          $     --             $    --

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN PARTICULAR, THE RISKS DESCRIBED BELOW BEFORE INVESTING IN OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THOSE WE CURRENTLY DEEM IMMATERIAL MAY IMPAIR OUR BUSINESS AND OPERATIONS IN THE FUTURE. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO OUR FINANCIAL CONDITION

         WE HAVE A LIMITED OPERATING HISTORY AND HAVE SUSTAINED LOSSES TO DATE; WE CANNOT ASSURE THAT WE WILL EVER BE PROFITABLE OR GROW. We were incorporated in July 2005 and in August 2005, commenced operations through our website. We have sustained losses to date. While our business model entails planned enhanced internet sales and marketing efforts through expanded search engine placement, and the expansion of product line, no assurances are given that our business model will prove successful, or that we will ever be profitable or grow.

         OUR INDEPENDENT AUDITOR HAS INCLUDED A GOING CONCERN EMPHASIS PARAGRAPH IN ITS INDEPENDENT AUDITOR'S REPORT; WE CANNOT ASSURE THAT OUR EFFORTS TO ALLEVIATE SUCH GOING CONCERN WILL PROVE SUCCESSFUL, IN WHICH CASE OUR BUSINESS MAY FAIL. Our independent auditor has included a going concern emphasis paragraph in its independent auditor's report to the Company for our fiscal year ended June 30, 2006 due to our recurring losses from operations. While our plans to address such concern include the implementation of our business plan to increase revenues and the raising of additional capital through equity and/or debt financing if necessary, we cannot assure that our efforts to alleviate such going concern will prove successful. If we are not successful our business may fail.

         WE MAY HAVE A NEED FOR ADDITIONAL CAPITAL TO ACCELERATE OR EXPAND OUR OPERATIONS WHICH MAY NOT BE AVAILABLE; THE UNAVAILABILITY OF SUCH FUNDS MAY NEGATIVELY IMPACT THE VALUE OF OUR COMMON STOCK. Through September 30, 2006 and currently, we have incurred losses. We currently believe that we have sufficient cash on hand to sustain our current operations for approximately twelve months. Should we determine to accelerate or expand our operational plans, however, we will then have a need for additional capital to sustain and expand our operations. We have no current agreements, arrangements, or understandings with any third parties for additional funding should it be required or desired. Our inability to secure such funding could have a material adverse effect on our financial condition and operating results, and could cause our insolvency. Such event may negatively impact the value of our common stock.

RISKS RELATED TO OUR BUSINESS

         WE ARE DEPENDENT ON OUR SOLE OFFICER AND DIRECTOR WHO HAS OTHER OUTSIDE BUSINESS ACTIVITIES AND THEREFORE MAY BE UNABLE TO DEVOTE A MAJORITY OF HIS TIME TO THE COMPANY. AS A RESULT, THERE MAY BE PERIODIC INTERRUPTIONS IN OUR OPERATIONS AND OUR BUSINESS COULD FAIL. We are materially dependent upon the ability and continued services of Howard N. Kahn, our President and Chief Executive Officer and Director, who plans to continue to devote only such time as he deems necessary to the business and affairs of the Company. While Mr. Kahn is a well-rounded business attorney and accountant, he does not have any long term, substantial experience with internet sales. We cannot assure that Mr. Kahn's experience will assure the Company's success. We have not entered into employment agreements with Mr. Kahn or any other personnel. It is possible that Mr. Kahn may be unable to devote sufficient time to the management of our business, which may result in periodic interruptions in the further implementation of our business plan and operations. Such delays could have a significant negative effect on the success of our business.

         WE DO NOT HAVE LONG TERM WRITTEN AGREEMENTS WITH SUPPLIERS FOR THE ACQUISITION OF THE PERSONAL ACCESSORY LUXURY GOODS THAT WE OFFER, WHICH MAY ADVERSELY EFFECT THE AVAILABILITY AND PRICING OF SUCH GOODS. The success of our business model depends substantially on our continued ability to offer prices to customers that are below those of traditional personal accessory retailers. We expect to achieve this by continuing our existing relationships with wholesalers and establishing new relationships with other wholesalers. Such relationships are personal and are not the subject of written long term supply arrangements and accordingly, may be terminated at any time. While we believe that that the absence of long term written agreements will generally be helpful from a competitive pricing standpoint in that we are not obligated to any long term pricing commitments, our inability for whatever reason(s) to acquire personal luxury and accessory goods on commercially reasonable terms would substantially harm our ability to further establish our business to consumer ("B2C") business and generate revenue and profits from such business.

         WE WILL NEED TO CONTINUALLY INTRODUCE NEW FEATURES TO OUR B2C WEBSITE WHICH MAY NOT WIN CONSUMER ACCEPTANCE OR OPERATE SATISFACTORILY AND AS A RESULT, ADVERSELY EFFECT OUR BUSINESS. In order to remain responsive to customers who may utilize our B2C website, and otherwise remain competitive due to changes we perceive may be desired by users of such website or due to actions of our competitors, we will need to introduce additional or enhanced features to our B2C website. These services and features may not win acceptance or may not operate satisfactorily, and we may need to modify our systems' designs to correct these problems. Our inability to provide new features that function up to expectations both on the part of the Company and the users of such features and systems may have a material adverse effect on our business and operations.

         OUR COMPUTER SYSTEMS AND EQUIPMENT MAY FAIL OR EXPERIENCE DELAYS WHICH COULD NEGATIVELY IMPACT OUR OPERATIONS. The computer systems and equipment that we utilize are of vital importance to our business. If we are unable to maintain our computer systems operating and in optimal working condition, our ability to operate our business and maintain customers will be severely affected. A sustained or repeated failure or interruption in the operation of our web site will reduce the attractiveness of our site to end users and clients. In addition, interruptions in our computer systems may occur from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frames we require. We must also protect our systems from damage and accordingly, have developed back-up systems so that we may have the ability to operate even when our primary systems are down or damaged.

         UNAUTHORIZED BREAK-INS TO OUR SERVERS COULD HARM OUR BUSINESS. Our servers are vulnerable to viruses, physical or electronic break-ins and similar disruptions that could lead to interruptions, delays, loss of data or the inability to complete transactions. In addition, unauthorized persons may improperly access our data. The occurrence of any of these events could materially and adversely harm our business.

         WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES. Retail sales of various products and services continue to expand over the internet and as such, we will continue to experience substantial competition from numerous competitors, both internet based, as well as brick and mortar establishments, many of whom have substantially greater market presence, branding, financial and other resources than ourselves. We cannot assure, therefore, that we will successfully compete. Our failure to successfully compete for any reason will be materially harmful to our business.

         OUR OPERATING RESULTS WILL BE SUBJECT TO SEASONAL FLUCTUATIONS, AND ADVERSE RESULTS IN OUR FOURTH QUARTER WILL HAVE A DISPROPORTIONATE IMPACT ON OUR RESULTS OF OPERATIONS FOR THE YEAR. We expect that we may experience significant fluctuations in our quarterly results do to seasonal fluctuations in our net sales, with a disproportionate amount of our net sales realized during the fourth quarter ending December 31 as a result of the holiday buying season. If we were to experience lower than expected net sales during any fourth quarter, it would have a disproportionate large impact on our operating results and financial condition for the year.

         GOVERNMENT REGULATIONS AND OTHER LEGAL UNCERTAINTIES MAY ADVERSELY AFFECT OUR BUSINESS. We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future laws and regulations may impede the growth of the internet or other online services. These regulations and laws may cover taxation, restrictions on imports and exports, customs, tariffs, user privacy, data protection, pricing, content copyrights, distribution, electronic contacts, and other communications, consumer protection, the provision of online payment services, broadband residential internet access and the characteristics and quality of products and services. It is not clear how existing laws, governing issues such as property ownership, sales and other taxes, libel, and personal privacy apply to the internet and e-commerce. Unfavorable resolution of these issues may substantially harm our business and results of operations.

         WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY WHICH, IF INFRINGED UPON, MAY NEGATIVELY AFFECT OUR BUSINESS. We own our domain name imageofstyle.com and plan to rely on a combination of trade secret protections, and confidentiality and non-disclosure agreements, as well as other contractual provisions to establish and protect our proprietary rights in intellectual property. Many of our competitors have proprietary intellectual property which has been patented, trademarked, service marked and copyrighted. We plan to enter into non-disclosure and invention assignment agreements with our employees and outside consultants where appropriate. We cannot assure, however, that any of such measures will protect us, that we will be able to prevent competitors from developing intellectual property or software with similar or superior functionality, or that third parties will not infringe upon or misappropriate our intellectual property rights. If any of such events occur, our business may be negatively effected. We believe, but cannot assure, that that our intellectual property rights do not infringe on the proprietary rights of third parties. Litigation to pursue, as well as to defend against intellectual property infringement is expensive and time consuming with no assurances of a successful outcome.

         IF WE EXPAND OUR OPERATIONS AND FAIL TO MANAGE AND SUSTAIN GROWTH EFFECTIVELY, OUR BUSINESS WILL BE HARMED. Our development plans include expanding our web based sales and marketing efforts on the internet through enhanced search engine placement. We cannot assure that we will be able to manage our operations effectively. To the extent we may experience growth through an increase in market share due to our marketing efforts and/or through acquisitions, this may place a strain on our operational and administrative resources. Our ability to manage and respond to growth, if any, will be critical to our success. We cannot assure that we will successfully manage any growth we may experience. We anticipate that future growth, if any, will be driven primarily by our ability to access capital as may be needed or otherwise desired and by seeking to expand our market share. Market share growth, if any, will itself depend upon the success of our sales and marketing efforts and consumers' response to our product lines. There can be no assurances that we will experience growth or be able to accelerate growth as desired.

         THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN MANAGEMENT AND THE COMPANY WHICH IF NOT RESOLVED IN FAVOR OF THE COMPANY, COULD PROVE HARMFUL TO INVESTORS. We are not currently aware of any known or potential conflicts of interest other than those which may be inherent in the instance of a current lack of full time management who has minimal industry experience, and a current lack of outside directors. We have not established any policies for handling conflicts between the interests of the Company and the interests of any member of management. Purchasers of our securities will be relying solely on management's and the Company's board of directors' judgment concerning the resolution of any conflicts or potential conflicts.

RISKS RELATED TO THE OFFERING

         AS OUR SOLE OFFICER AND DIRECTOR CURRENTLY OWNS APPROXIMATELY 16% OF OUR OUTSTANDING COMMON STOCK, INVESTORS MAY FIND DECISIONS MADE BY OUR SOLE OFFICER AND DIRECTOR CONTRARY TO THEIR INTERESTS. Current management of the Company comprised of our sole officer and director owns approximately 16% of our issued and outstanding shares of common stock. As a result, together with his management position and the presumed favorable view of the Company's current shareholders with respect to current management, such person is in a current position to continue to effectively control the affairs of the Company, including the election of a majority of our board of directors, the issuance of additional shares of common stock, the issuance of preferred stock, the distribution and timing of dividends and all other matters. His interests may differ from the interests of other stockholders. Factors that could cause his interests to differ from the interests of other stockholders include the impact of corporate transactions on the timing of our business transactions and his ability to continue to manage the business of the Company.

         INVESTORS WILL PAY MORE FOR OUR COMMON STOCK THAN THE PRO RATA PORTION OF OUR ASSETS ARE WORTH; AS A RESULT, INVESTING IN THE COMMON STOCK MAY RESULT IN AN IMMEDIATE LOSS. The arbitrary offering price of $0.10 per common share as determined herein solely for registration fee purposes, is substantially higher than the net tangible book value per share of our common stock. Our assets do not substantiate a share price of $0.10 per share. This premium in share price applies to the terms of this offering and does not attempt to reflect any forward looking share price subsequent to the time the Company may obtain a listing on the OTCBB or any exchange.

         WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK AND DO ANTICIPATE DOING SO IN THE FORESEEABLE FUTURE. We intend for the foreseeable future to retain earnings, if any, for the future operation and expansion of our business and do not anticipate paying dividends on our shares of common stock for the foreseeable future. Therefore, prospective investors who seek dividend income should not consider an investment in the Company.

         CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION MAY HAVE AN ANTI-TAKEOVER EFFECT AND DISCOURAGE THIRD PARTIES FROM VIEWING US AS A DESIRABLE TAKEOVER CANDIDATE. Our articles of incorporation provide for a substantial number of shares of common stock and "blank check" preferred stock authorized for issuance, which may have an anti-takeover effect and discourage third parties form viewing us as a desirable takeover candidate.

         AS WE CURRENTLY HAVE NO MARKET FOR OUR SHARES, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES. EVEN IF A MARKET SHOULD DEVELOP, THE PRICE MAY BE VOLATILE AND SHAREHOLDERS MAY LOSE THEIR ENTIRE INVESTMENT. Our stock is currently not traded and we cannot provide investors with any assurance that it will be traded, or if traded, whether a market will develop. If no market develops, the holders of our common stock may find it difficult or impossible to sell their shares. Further, even if a market develops, our common stock will be subject to price fluctuations and volatility.

         We cannot apply directly to be quoted on the OTCBB. Additionally, the stock can be listed or traded only to the extent that there is interest by brokers/dealers in acting as a market maker in the Company's stock. Despite the Company's best efforts, the Company may not be able to convince any brokers/dealers to act as a market-maker and make quotations on the OTCBB. It is the Company's intent to contact potential market makers for the OTCBB after the registration statement of which this prospectus is a part may be declared effective by the SEC.

         IN THE EVENT THE COMPANY'S SHARES ARE TRADED, THEY MAY TRADE UNDER $5.00 PER SHARE AND THUS WILL BE A PENNY STOCK. TRADING IN PENNY STOCK HAS MANY RESTRICTIONS AND THESE RESTRICTIONS COULD SEVERELY AFFECT THE PRICE AND LIQUIDITY OF THE COMPANY'S SHARES. In the event our shares our traded and our stock trades below $5.00 per share, our stock would be known as a "penny stock" which is subject to various regulations involving disclosures to be given to you prior to purchase of any penny stock. The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock." A "penny stock" is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser's written consent to the transaction prior to the purchase. Consequently, the "penny stock" rule rules may restrict the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment. Penny stocks are low priced securities that may not have a high trading volume. Consequently, the price of the stock is often times volatile and you may not be able to buy or well the stock when you want.

AS WE HAVE 100,000,000 SHARES OF COMMON STOCK AUTHORIZED, OUR MANAGEMENT COULD ISSUE ADDITIONAL SHARES DILUTING THE COMPANY'S SHAREHOLDER EQUITY. We have 100,000,000 authorized shares of which 30,010,000 are currently outstanding, including the shares in this offering. Management could, without the consent of the Company's existing shareholders issued substantially more shares causing a large dilution in our current shareholders' equity position. Additionally, large share issuances by the Company could have a negative impact on our share price. It is possible that due to additional share issuances, you could lose a substantial amount of all of your investment.


                                 USE OF PROCEEDS

         The securities offered in this prospectus are being registered for the accounts of the selling security holders identified in this prospectus. All of the proceeds from the sale of the securities will go to the respective selling security holders who offer and sell their securities. We will not receive any of the proceeds from the sale by any selling security holders of the securities.


                         DETERMINATION OF OFFERING PRICE

         As there is no established public market for our shares, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by the Company and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.


                            SELLING SECURITY HOLDERS

         We are registering for offer and sale shares of common stock held by certain selling security holders. The selling security holders may offer their shares for sale on a continuous basis or delayed basis pursuant to Rule 415 under the Securities Act.

         We intend to contact one or more broker-dealers who act as market-makers following the date of this prospectus to illicit their interest in making application to the National Associations of Securities Dealers, Inc. ("NASD") to have our common stock listed on the OTCBB. We cannot assure, however, that any such firm will have an interest in making such application or that such application, if made, will be approved by the NASD. The selling security holders may sell some or all of their respective shares at prevailing market prices, if any, or privately negotiated prices before or after the shares may be quoted on the Over-The-Counter Bulletin Board ("OTCBB"), or an exchange. To date, no steps have been taken by us to list our common stock on the OTCBB or on an exchange.

         All of the shares registered herein will become tradable on the effective date of the registration statement of which this prospectus is a part.

         The following table sets forth information as of February 13, 2007 with respect to the beneficial ownership of our common stock both before and after the offering. The table includes all those who beneficially own any of our common stock and are selling their shares in the offering. We are not aware of any selling security holders being a broker-dealer or being affiliated with a broker-dealer.

         The following table shows the number of shares owned by each of the selling security holders before and after the offering. None of the selling security holders owns one percent or more of our issued and outstanding shares of common stock.

Name of Selling                       Ownership                   Total Shares
Security Selling          Before Offering    After Offering     Offered for Sale
-------------------       ---------------    -------------      ----------------
Vivian T. Hack                10,000             -0-                 10,000
Allen J. Hack                 10,000             -0-                 10,000
Betty McCarthy                10,000             -0-                 10,000
Pamela McCarthy               10,000             -0-                 10,000
Ryan B. Johnson               10,000             -0-                 10,000
Cindy R. Johnson              10,000             -0-                 10,000
Carolyn M. Rojas              10,000             -0-                 10,000
Robert J. Rojas               10,000             -0-                 10,000
Larry Musial                  10,000             -0-                 10,000
Lisa Musial                   10,000             -0-                 10,000
Terence Beissel               10,000             -0-                 10,000
Linda M. Golan                10,000             -0-                 10,000
Maureen A. Golan              10,000             -0-                 10,000
Claudia Cathelot              10,000             -0-                 10,000
Frank J. Cathelot             10,000             -0-                 10,000
Mark A. Pellegrini            10,000             -0-                 10,000
Susan A. Casciso              10,000             -0-                 10,000
Salvatore Arena               10,000             -0-                 10,000
Sean. M. Diamond              10,000             -0-                 10,000
Rita E. Oblock                10,000             -0-                 10,000
James A. Oblock               10,000             -0-                 10,000
Robert A. Johnson             10,000             -0-                 10,000
Daniel J. Cristo              20,000             -0-                 20,000
Jerry J. Dodero               20,000             -0-                 20,000
Gail Dodero                   10,000             -0-                 10,000
Roseann Locascio              10,000             -0-                 10,000
Gina Iacoponi                 10,000             -0-                 10,000
Kimberly Iacoponi             10,000             -0-                 10,000
James McEneany                10,000             -0-                 10,000
Linda McEneany                10,000             -0-                 10,000
Barbara DeLos Santos          10,000             -0-                 10,000
Shari Gantman                 10,000             -0-                 10,000
Jacek Kokorzycki              10,000             -0-                 10,000
Janina Kokorzycki             10,000             -0-                 10,000
Malgorzata Kokorzycki         10,000             -0-                 10,000
Bogumil Kokorzycki            10,000             -0-                 10,000
Mitchell B. Cohen             10,000             -0-                 10,000
Marianne Michalak             70,000             -0-                 70,000
Richard Michalak Jr.          70,000             -0-                 70,000
Timothy J. Marshall          100,000             -0-                100,000
Carmel Marshall              100,000             -0-                100,000
Phyllis Maenza                50,000             -0-                 50,000
Concetta Maenza               50,000             -0-                 50,000
Michael Maenza                10,000             -0-                 10,000
Rose Wojnicki                 70,000             -0-                 70,000
Mark Iacoponi                 70,000             -0-                 70,000
Daryl Tirico                  10,000             -0-                 10,000
Lisa A. Klemm                 10,000             -0-                 10,000
Steven J. Klemm               10,000             -0-                 10,000

         The shares owned by the selling shareholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the SEC, which rule pertains to delayed and continuous offerings and sales of securities. In regard to the shares offered under Rule 415, the Company undertakes in Part II of this registration statement to keep this registration statement current during any period in which offers or sales are made pursuant to Rule 415.

         In the event the selling security holders receive payment for the sale of their shares, the Company will not receive any of the proceeds from such sales. The Company is bearing all expenses in connection with the registration of the selling security holders.

         To our knowledge, none of the selling security holders has either: (i) had a material relationship with the Company, other than as a shareholder as noted above, at any time since inception, July 21, 2005, or (ii) ever been an officer or director of the Company.

                  PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

         The Company will not receive any of the proceeds from the sale of the shares by the selling security holders. The selling security holders may sell the shares offered hereby at prevailing market prices, if any, or privately negotiated prices before or after the shares may be quoted on the OTCBB or an exchange. We cannot assure that our common stock will ever be quoted on the OTCBB or listed on any exchange.

         A selling security holder may use one or more of the following methods when selling shares:

          * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          * purchases by a broker-dealer as principal and resale by the broker-dealer for it account;

          *    privately negotiated transactions;

          * broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share

          *    a combination of any such methods of sale; or

          *    any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling security holders may arrange for other broker dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to his/her/its sales of shares to exceed what are customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" with the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by then may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that he/she/it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.

         Because the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. To our knowledge, none of the selling security holder has entered into any agreements, understandings, or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling security holders.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of five business days prior to the commencement of the distribution. In addition, the selling security holders will e subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                    BUSINESS

GENERAL

         We operate an internet based retail business under the name imageofstyle.com. offering authentic designer merchandise at discount prices, including handbags, wallets, belts, watches, jewelry and other personal accessories. Orders are placed by customers on the internet and charged to a customer credit card, prior to shipping. We have operated our website since August 2005.

THE INTERNET AND E-COMMERCE

         Internet usage and e-commerce has grown at a significant rate in recent years, exceeding many industry projections. Every day, more companies find new ways to provide products and services electronically. The internet is changing the way businesses do business, from the acquisition and servicing of customers, to the management of their relations with suppliers, revolutionizing our access to information and the way we communicate, shop and entertain ourselves. While the numbers are still small, when compared to our overall economy, they are growing rapidly and provide more evidence that electronic commerce will continue to be an engine for substantial economic growth.

         The internet's development into a significant global medium for communication, content and commerce has led to substantial growth in online shopping and has provided companies with new opportunities to remove intermediaries from the traditional retail supply chain. According to U.S. Commerce Overview, 2004 to 1010, Forrester Research, Inc., online purchases by U.S. consumers are expected to continue to grow from approximately $145 billion in 2004 to approximately $316 billion by 2010. This increase can be attributed to factors such as growing awareness of the convenience of online shopping, an expanded range of products available online, improvements in security and electronic payment technology and increased access to broadband internet connections which facilitate online shopping.

         Online commerce also offers a significant number or advantages to retailers, Managing and maintaining an online retailing website is generally less costly than operating multiple physical storefronts. Online retailers can efficiently market to a large and geographically diverse customer base while fulfilling sales from a single centralized location. Online retailers can also quickly react to changing consumer tastes and preferences by efficiently adjusting their featured selections, editorial content, shopping interfaces, and pricing and visual presentations. Online retailers can more easily compile demographic and behavioral data about their customers that increase opportunities for direct marketing and personalized services. These benefits must be evaluated, however, against a number of challenges to physically inspect, try or use the products and/or services being offered electronically to determine the products or services authenticity, and concerns about security and privacy.

ONLINE DISCOUNTED DESIGNER MERCHANDISE

         While, as reported in an article entitled "Point, Click and Strut" in the December 15, 2005 edition of The New York Times, that, five years prior, the failure of online luxury shopping was so dramatic that it was easy to deny its potential, such article pointed out that a number of multi-brand luxury shopping sites survived, including sites that offer discounted designer merchandise such as Ashford and Yoox, and Net-a-Porter.com, all of which exist today. Such article cited a November 2005 research report by Internet research company Forrester, to the effect that people have overcome their initial skepticism about selling luxury goods online, and that in Europe alone, the retail climate was changing so rapidly that the percentage of online consumers for apparel and accessories had increased from 5 percent to 16 percent in the 18 months prior to such report to 40 million Europeans, with the number anticipated to increase to 73 million people in 2009 in Europe alone.

TARGET MARKETS

         Our target markets include men and women generally between the ages of approximately 18 and 40 who are comfortable shopping for and making purchases on the internet, who have disposable income for the purchase of authentic designer merchandise, including handbags, wallets, belts, watches and other personal accessories, and desire to purchase such merchandise at discounted prices compared to traditional retain establishments.

SALES, MARKETING AND GROWTH STRATEGY

         Our sales, marketing and growth strategy is designed to establish the Company as a reliable source of discounted, authentic designer merchandise and drive shoppers to our website. Such strategy includes the updating of our website from time to time to foster continued user friendliness, and to add or change product line. For example, we have recently added various jewelry as additional available retail products.

         We encourage users of our website to make inquiry of us if they desire a specific product from a particular manufacturer, including style and color. While we do not guarantee that we will be able to meet all requests, we are often able to assist users with their inquiry.

         To encourage repeat customers, we offer a referral rewards program. If someone refers a customer to us, we provide such person with an additional 5% discount off of their next purchase from our website. On our order form, there is space available for the referred person to type in the referring person's e-mail address. When we receive the referred person's order, we then send an e-mail to the referring person advising that we have received such order, and provide the referring person an additional 5% savings on their next order with us.

SUPPLIERS; PAYMENT TERMS

         We currently secure various authentic designer merchandise on a purchase order basis from various wholesale vendors with whom we have established relationships. We plan to maintain and foster such relationships and to establish and foster new relationships with additional wholesale vendors whom we plan to meet through word of mouth, trade shows, and through the internet. Payments are generally made to vendors by credit card and shipped per our request to customers who themselves have provided us their credit card information. In this way, we do not have to incur the expense of carrying inventory.


TECHNOLOGY

         Our software is custom designed, which provides us with favorable search engine rankings frequently in a preferred location on a website search. We may from time to time further refine our search engine capabilities so as to possibly achieve even more favorable rankings.

CUSTOMER SERVICE

         We provide customer service through our website via e-mail communication to sales@imageofstyle.com. Order fulfillment is accomplished through the efforts in in-house personnel and drop shipment from suppliers. All sales transactions are made on a secure basis to assure consumer confidence.

         Due to market fluctuations and changes in vendor inventory, we do not guarantee a price once a product is ordered. Prices are subject to change without notice in order to assure the most cost-effective situation for the customer and our business. If prices do increase due to market changes, we will contact the buyer to advise them of this change and process their credit information only after such contact has been established.

COMPETITION

         Retail sales of various products and services continue to expand over the internet and as such, we experience substantial competition from numerous competitors, many of whom have substantially greater market presence, branding, financial and other resources than the Company. Competitors for personal accessory luxury items include many well known "brick and mortar" retailers who also maintain retail web sites, as well as well financed and established discounts web based retailers of personal accessory luxury items that we presently offer and sell. Accordingly, no assurances are given that we will successfully compete.

INTELLECTUAL PROPERTY

         We own our domain name imageofstyle.com and rely on a combination of trade secret protections, and confidentiality and non-disclosure agreements, as well as other contractual provisions to establish and protect our proprietary rights in intellectual property. Many of our competitors have proprietary intellectual property which has been patented, trademarked, service marked and copyrighted.

         We plan to enter into non-disclosure and invention assignment agreements with our employees and outside consultants where appropriate. There can be no assurance, however, that any of such measures will protect us, that we will be able to prevent competitors from developing intellectual property or software with similar or superior functionality, or that third parties will not infringe upon or misappropriate our intellectual property rights. In any of such events, our business may be negatively affected. We believe, but cannot assure, that our intellectual property rights do not infringe on the proprietary rights of third parties. Litigation to pursue, as well as to defend against intellectual property infringement is expensive and time consuming with no assurances of a successful outcome.

GOVERNMENT REGULATION

         We are subject both directly and indirectly, to various laws and governmental regulation relating to our business operations. However, because the market for electronic commerce is relatively new and rapidly evolving, there are currently few laws or regulations directly applicable to commerce on the internet. Due to the increasing popularity and use of the internet and other commercial online services, it is possible that a number of laws and regulations may be adopted with respect to electronic commerce, covering issues such as privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of certain of these laws or regulations may have the effect of decreasing the growth of electronic commerce or increasing the cost of doing business on the internet. Also, the applicability to the internet and other commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, or the application of existing laws or regulations to the internet and other commercial online services could have a material adverse effect on the Company's business, financial condition, and results of operations.

         We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future laws and regulations may impede the growth of the internet or other online services. These regulations and laws may cover taxation, restrictions on imports and exports, customs, tariffs, user privacy, data protection, pricing, content copyrights, distribution, electronic contacts, and other communications, consumer protection, the provision of online payment services, broadband residential internet access and the characteristics and quality of products and services. It is not clear how existing laws, governing issues such as property ownership, sales and other taxes, libel, and personal privacy apply to the internet and e-commerce. Unfavorable resolution of these issues may substantially harm our business and results of operations.

EMPLOYEES, STAFFING PLANS; CONSULTANTS

         Our current sole officer, director and employee is Howard N. Kahn, who serves as Chief Executive Officer, President, Secretary and Treasurer.

         To the extent we experience growth, we may also seek to retain the services of one or more additional sales and marketing personnel on a part or full time basis from working capital from operations.

IMPACT OF INFLATION

         We do not generally expect inflation to have a material impact upon our operating results in the future. To the extent we experience cost increases and are not able to increase our price to clients to offset the costs, such cost increases will have to be recovered through operating efficiencies and improved gross profit margins. There can be no assurances that our business will not be so affected by inflation or that it will be able to absorb cost increases through operating efficiencies or through price adjustments to customers and remain competitive. In such event, our operating results may be adversely impacted.

FLUCTUATION IN QUARTERLY RESULTS

         Our business is generally subject to fluctuations in quarterly results, as is customary in the retail business, and particularly within the apparel and personal accessory retail sale industry.

LEGAL PROCEEDINGS

         From time to time, we may be subject to lawsuits and claims, which may arise out of our operations and are incidental to our business. We are not subject to any current lawsuits or claims.

FACILITIES

         Our Chief Executive Officer/President provides our executive office to the Company on a rent free basis.

                               PLAN OF OPERATIONS

         Our plan of operations during the next twelve months entails the continued pursuit of our current business model and the continued operation of our website.

         We currently believe that we can satisfy our cash requirements as to our current operations for approximately the next twelve months with current cash on hand, and that we will not need to raise any additional funds during such time period unless we decide to accelerate or expand our operational plans utilizing cash other than revenues from operations.

         We do not anticipate doing any product research and development during the next twelve month period or purchasing any significant plant or equipment during such time. We also do not expect any significant changes in the number of our employees.

                                   MANAGEMENT

         The following person is our current director and executive officer as of the date of this prospectus and has served in such positions since our formation.

NAME                       AGE               POSITION
----                      -----              --------
Howard N. Kahn             46                Chairman of the Board, Director,
                                             Chief Executive Officer, President,
                                             Secretary, Treasurer

         MR. HOWARD N. KAHN, is a principal in the law firm of Kahn & Chenkin, a partnership of professional associations established in August 2002 located in Davie, Florida. The primary focus of Mr. Kahn's legal practice involves commercial litigation. He has also gained extensive experience in real estate related matters, including the purchase and sale of real property, title matters and commercial leasing, as well as foreclosure and landlord-tenant actions. Mr. Kahn also devotes a portion of his practice to the representation of various professionals with respect to their private disability insurance claims. Prior to August 2002, Mr. Kahn was a shareholder in Cohen & Kahn, P.A. a law firm which was established in April 2001.

         In February 2004, Mr. Kahn formed The Red Hot Shack, LLC and The Red Hot Shack 1, LLC, both Florida limited liability companies, for the purpose of owning and operating a restaurant known as the Red Hot Shack, which is located in Fort Lauderdale, Florida.

         Mr. Kahn is also a member of Highland Title Company, LLC, a title insurance company in the State of Florida established in September 2004.

         A former Certified Public Accountant, Howard N. Kahn is also an arbitrator for the National Association of Securities Dealers, Inc. Mr. Kahn received his law degree from the University of Illinois College of Law and his undergraduate degree from the University of Arizona. Mr. Kahn is licensed as an attorney in both Florida and Illinois.

           No current director, person nominated to become a director, executive officer, promoter or control person of the Company has, within the past five years:

          o had any bankruptcy petition filed by or against any business or which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
          o been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
          o been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
          o been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

DIRECTOR FEES

         We do not currently pay director fees to any of our directors, but may begin compensating outside directors at a reasonable fee to be determined for meetings attended at such time as we may have one or more outside directors. Meetings of directors are generally held once a month for a total of approximately twelve meetings per year.

INTENDED STOCK OPTION PLAN

         We may adopt an incentive based employee stock option plan for senior management and key employees, the number of shares subject to and terms and conditions of which are still to be determined. Any future issuances of such options could dilute the voting rights, and economic interests of holders of common stock.

ADVISORY BOARD; CONSULTANTS

         We may form an advisory board comprised of persons with related industry experience that may be compensated for serving in such capacity in cash and/or Company securities.

         We may also from time to time retain various consultants on a part-time and/or project basis who may be compensated in such capacity in cash and/or Company securities.

                             EXECUTIVE COMPENSATION

         Our sole "named executive officer," as such term is in Item 402 (a)(2) of Regulation S-B, did not receive any compensation for services rendered in any capacity to the Company since our inception in July 2005 through our fiscal year ended June 30, 2006.

         We have not granted any stock options to anyone since our inception in July 2005 nor have there been any stock option exercises in our fiscal year ended June 30, 2006.

COMPENSATION OF DIRECTORS; EMPLOYMENT AGREEMENTS

         Our sole officer and director does not receive any compensation for serving as a member of the board of directors. As of the date hereof, we have not entered into an employment agreement with our sole officer and do not intend to enter into any employment contracts for the foreseeable future as we do not currently anticipate the need for any additional senior level employees.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the date hereof, the shares of common stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each officer and director, and by all officers and directors of the Company as a group.

-------------------------------------- ---------------------------- -----------------------------------------------
                                           Amount and Nature
Name and Address of                          of Beneficial                     Percentage of Class
Beneficial Owner                             Ownership (1)            Before Offering      After Offering
-------------------------------------- ---------------------------- -----------------------------------------------
Howard N. Kahn (2)(3)                         4,833,000                   16.11%               16.11%
c/o the Company

Joseph Maenza                                 9,666,667                   32.21%               32.21%
3550 Biscayne Boulevard
Suite 310
Miami, Florida 33131

Michael Wojnicki                              9,666,667                   32.21%               32.21%
406 Ambrience Drive
Burs Ridge, Illinois 60527

Kain & Valinsky, P.A.                         4,833,000                   16.11%               16.11%
750 SE Third Avenue,
Suite 100
Fort Lauderdale, Fl  33316

-------------------------------------- ---------------------------- -----------------------------------------------
All Officers and Directors
as a Group (1) person                          4,833,333                  16.11%               16.11%
-------------------------------------- ---------------------------- -----------------------------------------------

------------
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and unless otherwise noted, such person has sole voting, investment and dispositive power.
(2) The address of the Company is 2924 Davie Road, Suite 200, Davie, Florida 33314.
(3) Mr. Kahn is the Chairman of the Board, a Director, Chief Executive Officer, President, Secretary and Treasurer of the Company.

         There is no arrangement or understanding currently known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control in the Company.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our management as well as our three other largest shareholders, received their shares of common stock for nominal consideration for services rendered.

         Two individuals who constitute our largest non-management shareholders previously advanced the Company $36,500 for working capital and general corporate purposes, which has been repaid in full.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We have authorized 100,000,000 shares of common stock, par value $.00001 per share. As of the date hereof, 30,010,000 shares of common stock are issued and outstanding.

         Each shareholder is entitled to one vote for each share of common stock owned of record. The holders of shares of common stock do not possess cumulative voting rights, which means that the holders of more than fifty percent of the outstanding shares voting for the election of directors can elect all of the directors, and in such event the holders of the remaining shares will be unable to elect any of the Company's directors. Action may be taken without a meeting if a written consent setting forth the action taken is signed by holders of not less than the minimum number of shares necessary to authorize the action if a meeting of all shares entitled to vote were present and voted. If such consent is obtained, within ten days thereof, written notice must be given to holders who did not so consent.

         Holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors may from time to time determine. Upon the liquidation, dissolution, or winding up of the Company, the assets legally available for distribution to the shareholders will be distributable ratably among the holders of the shares outstanding at the time. Holders of the shares of common stock have no preemptive, conversion, or subscription rights, and shares are not subject to redemption. All outstanding shares of common stock are, and the shares being offered hereby will be, fully paid and non-assessable.

PREFERRED STOCK

         The Company has authorized 20,000,000 shares of "blank check" preferred stock available for issuance, par value $.00001 per share none of which are issued and outstanding as of the date hereof.

         The Company's board of directors is authorized to issue such preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, we may issue one or more series of preferred stock in the future that will have preference over our common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up or have voting or conversion rights which could adversely effect the voting power and percentage ownership of the holders of the preferred stock and common stock.

DIVIDEND POLICY

         We intend for the foreseeable future to retain earnings, if any, for the future operation and expansion of our business and do not anticipate paying dividends on our shares of common stock for the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

         There is no public market for any of our securities, and no assurances are given that a public trading market for our common stock will ever develop or be sustained if developed. We intend to contact one or more broker-dealers following the date of this prospectus to illicit their interest in making application to the NASD to have our common stock listed on the OTCBB. We cannot assure, however, that any such firm will have an interest in making such application or that such application, if made, will be approved by the NASD. To date, no steps have been taken by us to list our common stock on the OTCBB or any exchange.

         No prediction can be made of the effect, if any, that future market sales, if any, of shares of common stock or the availability of such shares for sale will have on any prevailing market price of the common stock following this offering.

         As our shares of common stock being offered hereby may not ever be listed on NASDAQ, such shares will be subject to Rule 15g-9 under the Exchange Act which imposes additional sale practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of holders of the common stock to later sell such securities in the secondary market, if any.

TRANSFER AGENT

         We presently act as our own transfer agent for the shares of our common stock. We plan to retain the services of a transfer agent at or about such time as when our shares of common stock may be listed for trading on the OTCBB or an exchange.

ANTI-TAKEOVER PROVISIONS

         Section 607.0902 of the Florida Business Corporation Act (the "Business Corporation Act") generally provides that certain transactions involving Control Shares (as defined below) of a corporation that has: (a) 100 or more shareholders: (b) its principal place of business, its principal office, or substantial assets in Florida, and (c) either (1) more than 10% of its shareholders residing in Florida, (2) more than 10% of its shares owned by Florida residents, or (3) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation before the Control Shares will be granted any voting rights. "Control Shares" are defined in the Business Corporation Act to be shares acquired in a Control Share Acquisition (as defined below) that would entitle a person to exercise, either directly or indirectly, 20% or more of all of the voting power of the corporation's voting securities. A "Control Share Acquisition" is defined in the Business Corporation Act as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares. Section 607.0902 of the Business Corporation Act further provides that prior to the occurrence of a Control Share Acquisition involving a Florida corporation, such corporation's articles of incorporation or bylaws may specify that Section 607.0902 of the Florida Business Corporation Act shall not apply to a Control Share Acquisition involving the corporation. Our articles of incorporation expressly provide that the Company not be subject to Section 607.0902.

REPORTS

         Following the time that the registration statement of which this prospectus is a part may be declared effective by the SEC, we will not be required to furnish you with an annual report nor will we voluntarily send you an annual report. We will be required to file reports with the SEC under section 15 (d) of the Exchange Act. Such reports will be filed electronically. The reports we will be required to file are Forms 10-QSB, 10-KSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's public reference room at 100 F Street N.E., Washington D.C. 20549. You may obtain information on the operation of the pubic reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that will contain copies of the reports we file electronically. The address for the internet site is www.sec.gov.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Business Corporation Act, as well as the Company's bylaws, contain provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company, provided said officers or directors acted in good faith.

         In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

          An opinion has been delivered by Kain & Valinsky, P.A., Fort Lauderdale, Florida, to the effect that the shares of common stock offered by this prospectus are validly issued, fully paid and non-assessable.


                                     EXPERTS

          Daszkal Bolton LLP, an independent registered public accounting firm, has audited our financial statements for the fiscal year ended June 30, 2006 which are included in this prospectus and elsewhere in the registration statement. Our financial statements are included in reliance on Daszkal Bolton LLP's report, given on its authority as experts in accounting and auditing.


                              FINANCIAL STATEMENTS

         Our audited financial statements as of June 30, 2006 and for the period from July 21, 2005 (inception) to June 30, 2006, and unaudited financial statements as of September 30, 2006 and for the period ended July 21, 2005 (inception) to September 30, 2005, immediately follow.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         There have not been any changes in and/or disagreements with accountants on accounting and financial disclosure which would otherwise be required to be disclosed pursuant to Item 304 of Regulation S-B.

                               ELUXURYHOUSE, INC.

                          INDEX TO FINANCIAL STATEMENTS

CONDENSED FINANCIAL STATEMENTS (SEPTEMBER 30, 2006) (UNAUDITED):

    Condensed Balance Sheet as of September 30, 2006 (Unaudited) .......... F-2

     Condensed Statements of Operations for the three months
         ended September 30, 2006 and for the period from
         July 21, 2005 (Inception) to June 30, 2005 (Unaudited) ........... F-3

     Condensed Statement of Cash Flows for the three months
         ended September 30, 2006 and for the period from
         July 21, 2005 (Inception) to June 30, 2005 (Unaudited) ........... F-4

     Notes to Condensed Financial Statements (Unaudited) .................. F-5

FINANCIAL STATEMENTS (JUNE 30, 2006) (AUDITED):

   Report of Independent Registered Accounting Firm ....................... F-7

   Balance Sheet as of June 30, 2006 ...................................... F-8

   Statement of Operations for the period from July 21, 2005 (Inception)
      to June 30, 2006 .................................................... F-9

   Statement of Changes in Stockholders' Equity for the period from July 21, 2005 (Inception) to June 30, 2006 ......................F-10

   Statement of Cash Flows for the period from July 21, 2005
      (Inception) to June 30, 2006 .........................................F-11

   Notes to Financial Statements ...........................................F-12

ELUXURYHOUSE, INC.
CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 2006 (UNAUDITED)
================================================================================

                                     ASSETS

Current assets:
   Cash and cash equivalents                                    $ 28,950
                                                                --------
      Total current assets                                        28,950
                                                                --------

Long-term and other assets:
      Property and equipment, net                                  2,099
      Intangible assets, net                                      26,889
                                                                --------
      Total assets                                                57,938
                                                                ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Commitments and contingencies

   Stockholders' equity:
      Preferred stock, $.00001 par value, 20,000,000 shares
      authorized, -0- issued and outstanding                          --
      Common stock, $.00001 par value, 100,000,000 shares
      authorized 30,000,000 issued and outstanding                   300
      Additional paid-in capital                                  99,990
      Accumulated deficit                                        (42,352)
                                                                --------
      Total stockholders' equity                                  57,938
                                                                --------
      Total liabilities and stockholders' equity                $ 57,938
                                                                ========


           See accompanying notes to condensed financial statements.

ELUXURYHOUSE, INC. CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND FOR THE PERIOD FROM JULY 21, 2005 (INCEPTION) TO SEPTEMBER 30, 2005 (UNAUDITED)
================================================================================

                                                                                  July 21, 2005
                                                             Three Months Ended  (Inception) to
                                                                September 30,     September 30,
                                                                   2006               2005
                                                             ------------------   -------------
Net sales                                                      $      1,132      $      2,067
Cost of sales                                                           691             1,261
                                                               ------------      ------------
Gross profit                                                            441               806
                                                               ------------      ------------

Operating expenses:
   Selling expenses                                                     486               160
   General and administrative                                        11,394             2,712
   Depreciation and amortization                                      3,801             2,444
                                                               ------------      ------------
      Total operating expenses                                       15,681             5,316
                                                               ------------      ------------
      Loss from operations                                          (15,240)           (4,510)

   Dividend income                                                       95                --
                                                               ------------      ------------
      Net loss                                                      (15,145)           (4,510)

      Net loss per share, basic and diluted                    $         --      $         --
                                                               ============      ============
      Weighted average number of common and common
         equivalent shares outstanding - basic and diluted     $ 30,000,000      $ 29,000,000
                                                               ============      ============







           See accompanying notes to condensed financial statements.

ELUXURYHOUSE, INC. CONDENSED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND FOR THE PERIOD FROM JULY 21, 2005 (INCEPTION) TO SEPTEMBER 30, 2005
================================================================================

Cash flow from operating activities:
   Net loss                                         $(15,145)     $ (4,510)
   Adjustments to reconcile net loss
      to net cash used in operating activities:
      Depreciation and amortization                    3,801         2,444
      Common stock issued for services                    --           290
                                                    --------      --------
Net cash used in operating activities                (11,344)       (1,776)
                                                    --------      --------
Cash flows from investing activities:
   Acquisition of intangible assets                       --       (20,000)
                                                    --------      --------
      Net cash used in investing activities               --       (20,000)
                                                    --------      --------
Cash flows from financing activities:
   Proceeds from stockholder advances                     --        30,000
   Repayment of notes payable                         (8,000)           --
   Repayment of stockholder advances                  (1,500)           --
                                                    --------      --------
      Net cash provided by financing activities       (9,500)       30,000
                                                    --------      --------

Net (decrease) increase in cash                      (20,844)        8,224

Cash at beginning of period                           49,794            --
                                                    --------      --------
Cash at end of period                               $ 28,950      $  8,224
                                                    ========      ========


"Supplemental disclosure of non-cash investing and financing activities:
During the period from July 21, 2005 (Inception) to September 30, 2005," the Company aquired intangible assets for $44,000, of which the Company issued a note payable in the amount of $24,000.

The Company issued 29,000,000 shares of common stock for services valued at $290.











           See accompanying notes to condensed financial statements.

ELUXURYHOUSE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES
================================================================================

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed financial statements of eLuxury House, Inc (the "Company") have been prepared without audit in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of the Company, the accompanying unaudited financial statements contain all the adjustments (which are of a normal recurring nature) necessary for a fair presentation. Operating results for the three months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007. For further information, refer to the financial statements and the notes thereto contained in the Company's registration statement on Form SB-2 for the period from July 21, 2006 (Inception) to September 30, 2006, as filed with the United States Securities and Exchange Commission.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying financial statements, the Company has sustained cumulative net losses of ($43,352) and has a negative cash flow from operations. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management's plans include the raising of additional capital through private or public transactions and implementation of its business plan to increase revenues.

Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Long-Lived Assets
The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. There were no impairments of long-lived assets during the periods presented.

ELUXURYHOUSE, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
================================================================================

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Intangible Assets
The Company has capitalized website costs totaling $44,000 which was acquired in August 5, 2005. The estimated useful life of the website has been evaluated and determined to be three years. Capitalized website costs are classified within Intangible Assets on the balance sheet.

Revenue Recognition
The Company recognizes revenue from its retail sales of merchandise and personal accessories via the internet when the product is shipped to the customer.

Advertising
Costs incurred for advertising are charged to operations as incurred. For the period three months ended September 30, 2006, advertising expense was $360.

Loss per Share
Basic and diluted net loss per common share for the periods presented have been computed based upon the weighted average number of common shares outstanding.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the period from July 21, 2005 (Inception) to June 30, 2006 two of the Company's stockholders provided advances to the Company in the aggregate amount of $36,500. As of September 30, 2006 all advances have been repaid.

NOTE 3 - SUBSEQUENT EVENTS

During November 2006, 10,000 shares of restricted common stock were issued for $1,000.

                                     [LOGO]

                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors
eLuxury House, Inc.

We have audited the accompanying balance sheet of eLuxuryHouse, Inc. ("the Company") as of June 30, 2006 and the related statement of operations, changes in stockholders' equity and cash flows for the period from July 21, 2005 (Inception) to June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public
Company Accounting Oversight Board (country-regionplaceUnited States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. (c) In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eLuxuryHouse, Inc. at June 30, 2006, and the results of their operations and their cash flows for the period from July 21, 2005 (Inception) to June 30, 2006 in conformity with accounting principles generally accepted in the placecountry-regionUnited States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, to the financial statement the Company had a net loss of $27,207, a negative cash flow from operations of $13,026, relied on cash inflows from a private placement offering and advances from stockholders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ DASZKAL BOLTON, LLP

Boca Raton, Florida
November 15, 2006



             4455 Military Trail, Suite 201  Jupiter, FL 33458-3046
                        t: 561.367.1040 f: 561.624.1151
             2401 NW Boca Raton Boulevard Boca Raton, FL 33431-6632
                        t: 561.367.1040 f: 561.750.3236
    2700 West Cypress Creek Road, Suite D 126 Fort Lauderdale, FL 33309-1744
                        t: 954.974.3544 f: 954.974.3680
      PCAOB Registered www.daszkalbolton.com Affiliated Offices Worldwide

ELUXURYHOUSE, INC.
BALANCE SHEET AS OF JUNE 30, 2006
================================================================================

                                     ASSETS

Current assets:
   Cash and cash equivalents                                    $ 49,794
                                                                --------
      Total current assets                                        49,794
                                                                --------

Long-term and other assets:
      Property and equipment, net                                  2,233
      Intangible assets, net                                      30,556
                                                                --------
      Total assets                                                82,583
                                                                ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Stockholder advances payable                                    1,500
   Notes payable                                                   8,000
                                                                --------
      Total current liabilities                                    9,500
                                                                --------

Commitments and contingencies

   Stockholders' equity:
      Preferred stock, $.00001 par value, 20,000,000 shares
         authorized, -0- issued and outstanding                       --
      Common stock, $.00001 par value, 100,000,000 shares
         authorized 30,000,000 issued and outstanding                300
      Additional paid-in capital                                  99,990
      Accumulated deficit                                        (27,207)
                                                                --------
      Total stockholders' equity                                  73,083
                                                                --------
      Total liabilities and stockholders' equity                $ 82,583
                                                                ========





   The accompanying notes are an integral part of these financial statements.

ELUXURYHOUSE, INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 21, 2005 (INCEPTION) TO JUNE 30, 2006
================================================================================

Net sales                                                      $     10,566
Cost of sales                                                         6,419
                                                               ------------
Gross profit                                                          4,147
                                                               ------------
Operating expenses:
   Selling expenses                                                   5,300
   General and administrative                                        12,163
   Depreciation and amortization                                     13,891
                                                               ------------
      Total operating expenses                                       31,354
                                                               ------------
      Net loss before income taxes                                  (27,207)
      Income taxes                                                       --
                                                               ------------
      Net loss                                                      (27,207)
                                                               ============

      Net loss per share, basic and diluted                    $         --
                                                               ============

      Weighted average number of common and common
         equivalent shares outstanding - basic and diluted     $ 28,412,355
                                                               ============

   The accompanying notes are an integral part of these financial statements.

ELUXURYHOUSE, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM JULY 21, 2005 (INCEPTION) TO JUNE 30, 2006
================================================================================


                                                          Common Stock
                                                          -----------             Additional
                                                                                    Paid-In      Accumulated
                                                      Shares         Amount         Capital        Deficit          Total
                                                    ----------     ----------     ----------     ----------      ----------
Balance, July 21, 2005 (Inception)                          --     $       --     $       --     $       --      $       --

Issuance of shares of common stock for services     29,000,000            290             --             --             290

Issuance of shares of common stock for cash          1,000,000             10         99,990        100,000

Net (loss) for the period from July 21, 2005
(Inception) to June 30, 2006                                --             --             --        (27,207)        (27,207)
                                                    ----------     ----------     ----------     ----------      ----------

Balance, June 30, 2006                              30,000,000     $      300     $   99,990     $  (27,207)     $   73,083
              === ====                              ==========     ==========     ==========     ==========      ==========

   The accompanying notes are an integral part of these financial statements.

ELUXURYHOUSE, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 21, 2005 (INCEPTION) TO JUNE 30, 2006
================================================================================


Cash flow from operating activities:
   Net loss                                            $ (27,207)
   Adjustments to reconcile net loss
      to net cash used in operating activities:
      Depreciation and amortization                       13,891
      Common stock issued for services                       290
                                                       ---------
   Net cash used in operating activities                 (13,026)
                                                       ---------

Cash flows from investing activities:
   Acquisition of property and equipment                  (2,680)
   Acquisition of intangible assets                      (20,000)
                                                       ---------
      Net cash used in investing activities              (22,680)
                                                       ---------

Cash flows from financing activities:
   Proceeds from issuance of common stock                100,000
   Proceeds from stockholder advances                     36,500
   Repayment of notes payable                            (16,000)
   Repayment of stockholder advances                     (35,000)
                                                       ---------
      Net cash provided by financing activities           85,500
                                                       ---------

Net increase in cash                                      49,794

Cash at beginning of period                                   --
                                                       ---------
Cash at June 30, 2006                                  $  49,794
                                                       =========
Supplemental disclosures of cash flow information:
   Common stock issued for services                    $     290
                                                       =========


"Supplemental disclosure of non-cash investing and financing activities:
The Company aquired intangible assets for $44,000, of which the Company issued a note payable in the amount of $24,000."

   The accompanying notes are an integral part of these financial statements.

ELUXURYHOUSE, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 1 - ORGANIZATION, DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

eLuxury House, Inc. was incorporated in the State of StateplaceFlorida on July 21, 2005 for the principal purpose of conducting retail sales over the internet. The Company is an internet based retailer of authentic designer merchandise including handbags, wallets, belts, watches, jewelry and other personal accessories offered at discount prices.

During August 2005, the Company acquired certain assets of IOS Interactive, Inc. ("IOS") that comprised a website ImageofStyle.com. for $44,000. The Company made a cash payment of $20,000 at closing, and issued a $24,000 promissory note.

Going Concern
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying financial statements, the Company had a net loss of $27,207 and a negative cash flow from operations of $13,026 for the period from July 21, 2005 (Inception) to June 30, 2006. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management's plans include the raising of additional capital through private or public transactions and implementation of its business plan to increase revenues.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents. The Company had no cash equivalent at June 30, 2006.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates if any, including those related to the useful lives of long-lived assets including property and equipment, and other intangible assets and contingencies. Actual results could differ from those estimates.

Loss per Share
Basic and diluted net loss per common share for the period from July 21, 2005 (Inception) to June 30, 2006 is computed based upon the weighted average number of common shares outstanding.

ELUXURYHOUSE, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Long-Lived Assets
The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. During the period from July 25, 2005 (Inception) to June 30, 2006, there was no deemed impairment of long-lived assets.

Property and Equipment
Computers and office equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally five years. The cost of maintenance and repairs is expensed as incurred.

Intangible Assets
The Company has capitalized website costs totaling $44,000 which was acquired in August 5, 2005. The estimated useful life of the website has been evaluated and determined to be three years. Capitalized website costs are classified within Intangible Assets on the balance sheet.

Revenue Recognition
The Company recognizes revenue from its retail sales of leather accessories via the internet when the product is shipped to the customer.

Advertising
Costs incurred for advertising are charged to operations as incurred. For the period from July 21, 2005 (inception) to June 30, 2006, advertising expense was $1,800.

Recent Accounting Pronouncements
In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" ("SFAS 154"). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, voluntary changes in accounting principles were generally required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS 154 did not have any effect on the Company's financial position, cash flows or results of operations.

ELUXURYHOUSE, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 3 - CONCENTRATION OF RISK

The Company maintains a bank account at one institution. The balance, at times, may exceed federally insured limits. At June 30, 2006, the Company has not exceeded the FDIC insured limits.

NOTE 4 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial statements, including cash, stockholder advances payable and notes payable approximate fair value due to the short term maturities of these instruments.

NOTE 5 - INTANGIBLE ASSETS, NET

At June 30, 2006 the intangible assets consisted of the following:

        Website                             $ 44,000
        Less:  accumulated amortization      (13,444)
                                             -------
                                            $ 30,556
                                            ========

The purchase price is being amortized over a period of three years. Total amortization expense for the period from July 21, 2005 (Inception) to June 30, 2006 was $13,444. Remaining amortization on the purchase price of the website will be expensed as follows:

                                   2007     $14,667
                                   2008      14,667
                                   2009       1,222
                                            -------
                                            $30,556
                                            =======

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment at June 30, 2005 consisted of the following:

        Computer equipment                  $ 2,680
        Less:  accumulated depreciation       (447)
                                            -------
                                            $ 2,233
                                            =======

Total depreciation expense for the period from July 21, 2005 (Inception) to July 30, 2006 was $447.

ELUXURYHOUSE, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 7 - NOTES PAYABLE

At June 30, 2006, notes payable consisted of the following:

        Promissory note, payable in monthly
        installments of $2,000, due October 2006    $    8,000
                                                    ==========

NOTE 8 - STOCKHOLDERS' EQUITY

Under the articles of incorporation, the Company is authorized to issue 20,000,000 shares of preferred stock and 100,000,000 shares of common stock with a par value of $.00001 per share.

A. Stock Issues for Services

On August 1, 2005 the Company issued shares of restricted common stock in the amounts of 4,833,333, 4,833,333, 9,666,667 and 9,666,667 (29,000,000 in the
aggregate) to its initial shareholders, having a nominal value of $290 for services rendered.

B. Stock Issues for Cash

During February and March 2006, the Company issued 1,000,000 shares or restricted common stock for cash proceeds in the amount of $100,000.

NOTE 9 - RELATED PARTY TRANSACTIONS

During the period from July 21, 2005 (Inception) to June 30, 2006 two of the Company's stockholders provided advances to the Company in the aggregate amount of $36,500. As of June 30, 2006 the amounts unpaid were $1,500 and are included in stockholder advances payable.

NOTE 10 - INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rages is recognized in income in the period that includes the enactment date.

There was no current or deferred income tax expense (benefit) for the period from July 21, 2005 (Inception) to June 30, 2006. The deferred tax asset of $10,238 arising from the Company's ability to carry forward its net operating losses of $27,207 to future years expiring at various dates through 2020 has been fully offset by a valuation allowance because it is more likely than not that the deferred tax asset will not be utilized. This net operating loss carryforward may be restricted in future years under Section 382 of the Internal Revenue Code.

ELUXURYHOUSE, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 10 - INCOME TAXES, continued

                         Deferred Tax  Valuation   Deferred Tax
                         Asset, Gross  Allowance   Asset, Net

Balance, July 21, 2005     $    --     $    --     $    --
Increase during year        10,238      10,238          --
                            ------      ------      ------
Balance, June 30, 2006     $10,238      10,238          --
                           =======      ======      ======

NOTE 11 - SUBSEQUENT EVENTS

During November 2006, 10,000 shares of restricted common stock were issued for $1,000.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Business Corporation Act, as well as the Company's bylaws, contain provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company, provided said officers or directors acted in good faith.

         In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant will pay for all expenses incurred by this offering. Whether or not all of the offered shares are sold, these expenses are estimated as follows:

                  SEC Filing Fee                     $    9.30

                  Printing, Other                    $2,500.00


                  TOTAL                              $2,509.30


RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Registrant sold the following securities without registering the securities under the Securities Act, based upon the limited number of offerees, their relationship to the company, the number of shares offered, the size of the offering, and the manner of such offerings:

An aggregate of 29,000,000 shares of common stock in August 2005 pursuant to
Section 4(2) under the Securities Act to three persons and one entity for services rendered, valued at par value per share.

In February and March 2006, an aggregate of 1,000,000 shares of common stock pursuant to Rule 506 under the Securities Act to accredited investors, at a price of $.10 per share, for an aggregate of $100,000. An additional 10,000 shares were sold to an accredited investor in October 2006 at a price of $.10 per share for an aggregate of $1,000. All of such proceeds were and are being used for working capital and general corporate purposes.

EXHIBITS

The following documents are filed herewith:


Exhibit No.        Document Description
-----------        -----------------------
  3.1              Articles of Incorporation
  3.2              Bylaws
  4.1              Specimen Stock Certificate
  5.1              Opinion of Kain & Valinsky, P.A. regarding the securities
                   being registered
 23.1              Consent of Daszkal Bolton, LLP

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          a. Include any prospectus required by Section 10(a) (3) of the Securities Act;

          b. Reflect, in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          c. Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


Insofar as indemnification for liabilities arising under the Securities Act or 1933 (the "Act") may be permitted to directors, officer and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430 B or other than prospectuses filed in reliance on Rule 430 A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement signed on its behalf by the undersigned, in the City of Davie, State of Florida on February 13, 2007.


                                                eLUXURYHOUSE, INC.

                                                By: /s/ Howard N. Kan
                                                    ----------------------------
                                                    Howard N. Kahn, President



         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dated stated:


/s/ Howard N. Kahn
----------------------------
Howard N. Kahn,
Director, Principal Executive,
Financial and Accounting Officer


Date:  February 13, 2007